Calculation of Filing Fee Tables
S-8
AMERICAN EAGLE OUTFITTERS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	Other	9,860,000	$ 17.71	$ 174,620,600.00	0.0001381	$ 24,115.11
Total Offering Amounts:						$ 174,620,600.00		$ 24,115.11
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 24,115.11
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of the registrant's common stock, $0.01 par value (the "Common Stock"), which become issuable under the American Eagle Outfitters, Inc. Amended and Restated 2023 Stock Award and Incentive Plan, by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. (b) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources